Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of HAMCO Ventures Limited:

We hereby consent to the inclusion in this Registration Statement of Hamco Ventures Limited (BVI) (the “Company”) on Form F-1 of our report dated December 12, 2024, except for Note 3, as to which the date is February 21, 2025, with respect to our audit of the Company’s financial statements as of and for the period ended June 30, 2024. Our report contained an explanatory paragraph regarding uncertainty about the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ TAAD LLP
Diamond Bar, California
May 8, 2025